Exhibit 10.1
CERTAIN ELEMENTS OF THE
LIBERTY PROPERTY TRUST EXECUTIVE COMPENSATION PROGRAM
(a) Salary will be evaluated annually based on peer group information.
(b) Bonus will be a function of salary with each executive officer able to earn a specified percentage of salary. (105% for chief executive officer and 85% for chief operating officer, chief financial officer, chief investment officer and chief legal officer).
(c) The base amount of the bonus will be subject to a multiplier in accordance with the schedule set forth below

FFO Growth Performance	Bonus Payout Multiplier
25th Percentile of Peer Group	50% of Bonus Target
Median of Peer Group	100% of Bonus Target
75th Percentile of Peer Group	150% of Bonus Target
(d) The Long-Term Incentive (“LTI”) payment will be a function of salary with each executive officer able to earn a specified percentage of salary (215% for chief executive officer and 130% for chief operating officer, chief financial officer, chief investment officer and chief legal officer) subject to certain caps determined in the discretion of the Compensation Committee.
(e) The base amount of the LTI payment would be subject to a multiplier in accordance with the schedule set forth below:

Total Shareholder Return Performance	LTI Award
25th Percentile of Peer Group	50% of Median
Median of Peer Group	100% of Median
75th Percentile of Peer Group	150% of Median
(f) The LTI would be paid in restricted shares and options, with an approximate 80%/20% split favoring the use of restricted shares.
(g) LTI payments will be a function of Total Shareholder Return.